Exhibit 99.1

8170 Upland Circle, Chanhassen, MN  55317

Company Contacts:

Media & Alliances:	Investors & Analysts:
Suzanne Gallagher	Greg Barnum
SVP of Marketing	Vice President and CFO
Phone: 720-566-5110	Phone: 952-944-3462
email: einvestor@datalink.com

Datalink Completes the Purchase of Incentra, LLC’s Reseller Business

Completes Nationwide Footprint & Expands Portfolio to Solidify Virtualized Data Center Strategy

CHANHASSEN, Minn., December 17, 2009 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure and services, today announced that it has completed the purchase of the Incentra, LLC reseller business. Based in Broomfield, Colo., Incentra offers data center infrastructure solutions and services to enterprise companies.  With a purchase price of $8.8 million in cash, the acquired Incentra technology, consulting and first call support services business represents an estimated $90 million - $100 million in annualized revenue and approximately 2,000 enterprise customers throughout the U.S.

“With the addition of Incentra, Datalink is positioned to enter 2010 with an anticipated annual revenue run rate of more than $275 million driven by over 300 employees.  Our expanded footprint and portfolio enables us to provide customers with the most complete data center solutions while at the same time fueling accelerated revenue growth,” said Paul Lidsky, Datalink’s President and CEO. “We are excited to have Incentra’s seasoned professionals and customers join Datalink. This acquisition will enable us to double our presence in Chicago and the Northeast, as well as create a significant presence with the well established Incentra west region with coverage in California, Oregon, Washington, Nevada, Arizona and Colorado.  Our customers jointly depend on our ability to provide proven IT solutions with superior customer service.  This transaction further strengthens our ability to provide our customers with solutions that span the data center stack. Our new combined team now has the experience to deliver solutions that solve the complexities of a virtualized data center which will deliver increased productivity and efficiency for our customers’ IT operations,” he continued.

Privately held by New York City-based Laurus Funds, the Incentra reseller business provides technology, consulting and outsourcing services to mid-tier and large enterprise companies in the financial services, life sciences, insurance, healthcare, media, manufacturing and education sectors. The Incentra reseller business designs, procures, implements and supports data center solutions comprised of technologies spanning storage, network, security and servers from leading manufacturers. The Incentra managed services portfolio and operations are not included in the transaction.

“It is an ideal match to combine Incentra’s robust services offering and expanded portfolio with Datalink’s unparalleled strength in storage and data center virtualization,” said Incentra CEO Shawn O’Grady, who is joining Datalink as executive vice president of strategy and operations.  “Combining advanced certifications in network and server technologies around the leading manufacturers while strengthening our storage partnerships establishes Datalink as the premier IT solutions provider in the U.S. This is a tremendous opportunity to combine best practices, talented people and strong partnerships to provide customers with a single source for all their data center needs and position Datalink as the nation’s preeminent data center solutions provider,” continued O’Grady.

Under the terms of the agreement, Datalink has assumed selected current assets and liabilities of Incentra, subject to a working capital adjustment. Datalink anticipates that, based on its internal projections, the transaction will become accretive to net income within the first 12 months.  The company plans to complete integration of the Incentra business within 90 days. Datalink will record a one-time charge associated with the acquisition in the fourth quarter of 2009 of approximately $750,000, or $.04 per fully diluted share. The company expects cost synergies to take effect in December with most impacting the bottom line by January 2010, subject to transition services expense remaining throughout the first quarter.

In connection with the acquisition, Datalink has issued an aggregate of 137,500 shares of restricted stock to 13 of the newly hired Incentra employees.  Of these shares, the company issued 75,000 to Mr. O’Grady.  One-half of the restricted shares will vest after two years of service to Datalink and the remaining shares will vest in equal portions at the completion of service during each of years three and four.  Datalink has issued these restricted shares outside of its stockholder-approval equity plans in accordance with Nasdaq rules for “inducement grants.”

This marks the second acquisition that Datalink has completed this year. On October 6, the company announced that it had acquired Minneapolis-based Cross Telecom’s networking solutions organization to further expand the networking portfolio. The company will discuss the Incentra transaction during a conference call being held Thursday, December 17, 2009, at 3:00 p.m. CT. To access the conference call dial (877) 277-9804. Participants will be asked to identify the Datalink conference call and provide the designated identification number (47418475). A live webcast of the call can be heard via Datalink’s website at www.datalink.com.

About Datalink

A virtual data center infrastructure and services provider Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management, and support, Datalink is focused on maximizing the business value of IT. For more information about Datalink services, contact Datalink at (800) 448-6314, or visit Datalink online at www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating this or possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably. We cannot assure that we can successfully and profitably integrate the Incentra business into our existing operations and retain Incentra’s key personnel or that our stock price will not decline.

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